Exhibit 99.1

SeaCube Container Leasing Ltd. Reports Fourth Quarter and Full Year 2011 Results

Fourth Quarter and Full Year 2011 Highlights

  For the fourth quarter, adjusted net income increased 44% year-over-year to $13.4 million, or $0.66 per diluted common share. Fourth quarter net income increased 19% year-over-year to $12.3 million.
  Full year adjusted net income increased 27% year-over-year to $44.1 million, or $2.19 per diluted common share. Full year net income increased 33% year-over-year to $39.4 million.
  Declared a dividend of $0.26 per share, an increase of 8.3% from the prior quarter.
  Total revenue increased 30% year-over-year to $46.7 million for the fourth quarter, and 23% to $169.5 million for the full year.
  Average utilization was 98.1% for the fourth quarter and 98.3% for the full year.
  Invested approximately $561.1 million in equipment in 2011.
  In 2012, committed to purchase approximately $80.8 million in equipment for delivery through April 2012; 88% has been committed to long-term leases.

PARK RIDGE, N.J.--(BUSINESS WIRE)--February 29, 2012--SeaCube Container Leasing Ltd (SeaCube) (NYSE: BOX), one of the world’s largest lessors of intermodal freight containers, today reported results for the fourth quarter and year ended December 31, 2011.

Adjusted net income(1) was $13.4 million for the fourth quarter of 2011 compared to $9.3 million in the fourth quarter of 2010, an increase of 44%. For the fourth quarter of 2011, adjusted net income per diluted common share was $0.66. The Company focuses on adjusted net income because it excludes the impact of non-cash interest expense and non-recurring items that are unrelated to the operating performance of the business.

Total revenue was $46.7 million for the fourth quarter of 2011 compared to $35.9 million for the fourth quarter of 2010, an increase of 30%. Utilization continued to be strong with average fourth quarter utilization of 98.1%. Adjusted EBITDA(1) was $64.5 million for the fourth quarter of 2011 compared to $53.1 million in the fourth quarter of 2010.

The Company reported net income of $12.3 million for the fourth quarter of 2011 compared to $10.3 million for the fourth quarter of 2010. Net income per diluted common share was $0.61 for the fourth quarter of 2011 compared to $0.55 for the fourth quarter of 2010.

Joseph Kwok, Chief Executive Officer of SeaCube, commented, “During 2011, we have more than doubled our container investments, enabling the Company to significantly improve its revenue, earnings and cash flow. In addition, we have invested another $80.8 million during the first two months in 2012; of which, 88% has been committed to long term leases. As we progress through 2012, we will continue to benefit from our new investments. With a significant revenue stream from our long-term contracts, SeaCube remains well positioned for growth opportunities.”

Mr. Kwok concluded, “We are pleased that our Board has approved a dividend of $0.26 per share, an increase of 8.3% from the previous quarter. This will be our sixth consecutive dividend and third increase since going public in November 2010. Including this increase, we have now declared cumulative dividends of $1.38 per share. We plan on continuing to create shareholder value by distributing dividends as well as by growing our revenues, earnings and cash flow as we continue to execute our investment strategy.”

Adjusted net income(1) was $44.1 million for the year ended December 31, 2011 compared to $34.7 million for the year ended December 31, 2010. For the year ended December 31, 2011, adjusted net income per diluted common share was $2.19.

Total revenue was $169.5 million for the year ended December 31, 2011 compared to $137.2 million for the year ended December 31, 2010. Adjusted EBITDA(1) was $239.8 million for the year ended December 31, 2011 compared to $211.3 million for the year ended December 31, 2010.

The Company reported net income of $39.4 million for the year ended December 31, 2011 compared to $29.6 million for the year ended December 31, 2010. Net income per diluted common share was $1.96 for the year ended December 31, 2011 compared to $1.75 for the year ended December 31, 2010.

Dividend

On February 29, 2012, the Company’s Board of Directors approved and declared a $0.26 per share cash dividend on its issued and outstanding common shares, payable on March 20, 2012 to shareholders of record at the close of business on March 13, 2012.

Investors' Conference Call

In connection with this earnings release, management will host an earnings conference call and webcast on Thursday, March 1, 2012 at 10:00 a.m. Eastern time. The live conference call may be accessed by dialing 1-866-347-8894 (from within the U.S.) or 1-706-643-5328 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference "SeaCube Fourth Quarter Earnings Call." A simultaneous webcast of the conference call with an accompanying slide presentation will be available to the public at www.seacubecontainers.com. A telephonic replay of the conference call will be available until 11:59 p.m. on Saturday, March 10, 2012 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code "49303212."

About SeaCube Container Leasing Ltd.

SeaCube Container Leasing Ltd. is one of the world’s largest container leasing companies based on total assets. Containers are the primary means by which products are shipped internationally because they facilitate the secure and efficient movement of goods via multiple transportation modes, including ships, rail and trucks. The principal activities of our business include the acquisition, leasing, re-leasing and subsequent sale of refrigerated and dry containers and generator sets. We lease our containers primarily under long-term contracts to a diverse group of the world’s leading shipping lines. As of December 31, 2011, we employed 75 people in seven offices worldwide and had total assets of $1.5 billion. We own or manage a fleet of 594,071 units, representing 933,499 twenty-foot equivalent units (TEUs) of containers and generator sets.

Safe Harbor

Certain items in this press release and other information we provide from time to time, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as ‘‘outlook,’’ ‘‘believes,’’ ‘‘expects,’’ ‘‘potential,’’ ‘‘continues,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘could,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘predicts,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates,’’ ‘‘anticipates,’’ ‘‘target,’’ ‘‘projects,’’ ‘‘contemplates’’ or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. For a discussion of such risks and uncertainties, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2010. Furthermore, SeaCube is under no obligation to update or alter any of the forward-looking statements contained in this press release as a result of new information, future events or otherwise, unless required by law.

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(1)	Adjusted net income, adjusted net income per diluted common share, and adjusted EBITDA are non-GAAP measurements. The Company’s definition and calculations are outlined in the attached schedules.

SeaCube Container Leasing Ltd.

Consolidated Balance Sheets
(Amounts in thousands, except share data)
(unaudited)

	December 31,
	2011	2010
Assets
Cash and cash equivalents	$15,006	$17,868
Restricted cash	29,649	17,132
Accounts receivable, net of allowance of $3,290 and $2,957, respectively	41,570	27,168
Net investment in direct finance leases	639,248	516,158
Leasing equipment, net of accumulated depreciation of $171,993 and
$141,783, respectively	748,945	476,566
Goodwill	22,483	22,483
Shareholder note	8,498	8,247
Other assets	19,903	12,605
Total assets	$1,525,302	$1,098,227
Liabilities and shareholders’ equity
Liabilities:
Equipment purchases payable	$26,305	$39,379
Accrued expenses and other liabilities	37,097	24,068
Fair value of derivative instruments	38,750	45,496
Deferred income	2,044	2,370
Deferred income taxes	1,532	3,406
Debt:
Due within one year	161,171	130,095
Due after one year	1,039,274	664,107
Total debt	1,200,445	794,202
Total liabilities	1,306,173	908,921
Commitments and contingencies
Shareholders’ equity:
Preferred shares, $0.01 par value, 100,000,000 shares authorized	—	—
Common shares, $0.01 par value, 400,000,000 shares authorized;
20,163,359 shares issued and outstanding at December 31, 2011;
20,017,812 shares issued and outstanding at December 31, 2010	201	200
Additional paid in capital	218,879	217,789
Retained earnings	32,916	12,030
Accumulated other comprehensive loss	(32,867)	(40,713)
Total shareholders’ equity	219,129	189,306
Total liabilities and shareholders’ equity	$1,525,302	$1,098,227

SeaCube Container Leasing Ltd.

Consolidated Statements of Operations
(Amounts in thousands, except per share amounts)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Revenues:
Equipment leasing revenue	$29,425	$ 20,696	$104,869	$73,404
Finance revenue	14,056	12,638	54,337	51,627
Other revenue	3,184	2,599	10,273	12,218
Total revenues	46,665	35,933	169,479	137,249
Expenses:
Direct operating expenses	1,646	424	5,987	6,139
Selling, general and administrative expenses	5,800	6,162	23,441	21,853
Depreciation expenses	12,641	9,657	45,800	35,341
Provision for doubtful accounts	168	(1,459)	388	(1,693)
Impairment of leasing equipment held for sale	385	270	1,289	1,343
Interest expense, including non-cash interest of $1,050,
$(1,002), $4,610 and $5,224, respectively	15,355	9,163	54,638	44,522
Interest income	(98)	(90)	(309)	(1,055)
Other expenses (income), net	(938)	1,328	(500)	383
Total expenses	34,959	25,455	130,734	106,833

Income before provision for income taxes	11,706	10,478	38,745	30,416
Provision (benefit) for income taxes	(549)	216	(691)	796
Net income	$12,255	$ 10,262	$39,436	$29,620
Net income per common share
Basic	$0.61	$ 0.55	$1.96	$1.75
Diluted	$0.61	$ 0.55	$1.96	$1.75
Dividend per common share	$0.24	$ 0.20	$0.92	$0.375

Non-GAAP Financial Measure

The Company has presented adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) as a measure of operating results. We define adjusted EBITDA as income (loss) from continuing operations before income taxes, interest expenses including loss on retirement of debt, depreciation and amortization, fair value adjustments on derivative instruments, loss on terminations and modification of derivative instruments, gain on sale of assets, and write-offs of goodwill plus principal collections on direct finance lease receivables. SeaCube has presented adjusted EBITDA as a supplemental financial measure as a means to evaluate performance of the Company’s business. SeaCube believes that, when viewed with GAAP results and the accompanying reconciliation, it provides a more complete understanding of factors and trends affecting the Company’s business than the GAAP results alone. Adjusted EBITDA is a non-GAAP measure, and, as such, a reconciliation of adjusted EBITDA to net income is provided below.

SeaCube Container Leasing Ltd.
Non-GAAP Reconciliation of Adjusted EBITDA
(Amounts in thousands)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Net income	$12,255	$ 10,262	$39,436	$29,620
Provision (benefit) for income taxes	(549)	216	(691)	796
Depreciation expenses	12,641	9,657	45,800	35,341
Interest expense, net of interest income	15,257	9,073	54,329	43,467
Collections on net investment in direct financing leases,
net of interest earned	24,945	23,884	100,881	102,086
Adjusted EBITDA	$64,549	$ 53,092	$239,755	$211,310

In addition, the Company has presented adjusted net income and adjusted net income per diluted common share as a measure of financial and operating performance. We define adjusted net income (loss) as net income before non-cash interest expense related to terminations and modifications of derivative instruments, losses on retirement of debt, fair value adjustments on derivative instruments, loss on swap terminations, write-offs of goodwill and gain on the sale of assets. We use adjusted net income to assess our consolidated financial and operating performance, and we believe this non-GAAP measure is helpful to management and investors in identifying trends in our performance. Adjusted net income is a non-GAAP measure, and, as such, a reconciliation of adjusted net income to net income is provided below.

SeaCube Container Leasing Ltd.
Non-GAAP Reconciliation of Adjusted Net Income
(Amounts in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net income	$12,255	$10,262	$39,436	$29,620
Non-cash interest expense, net of tax	1,113	(965)	4,692	5,088
Adjusted net income	$13,368	$9,297	$44,128	$34,708

Adjusted net income per diluted common
share	$0.66	$0.50	$2.19	$2.05

Common shares used in computing adjusted
net income per diluted common share	20,163,359	18,752,921	20,142,755	16,899,411

CONTACT:
Investor:
SeaCube Container Leasing Ltd
David Doorley, 201-391-0800